Exhibit 99.1

                             [On Company Letterhead]


                              FOR IMMEDIATE RELEASE


                           Contact: Martin L. Weissman


           MARKET AMERICA INC. BOARD RECEIVES MANAGEMENT BUYOUT OFFER
           ----------------------------------------------------------


Greensboro, NC (17 October, 2001)


          Market America Inc. (OTC Bulletin Board: MARK) announced today that it had received a proposal from its President and Chief Executive Officer, James H. Ridinger and his wife, Senior Vice President, Loren Ridinger. Mr. Ridinger holds approximately 77% of Market America's common stock.

          Under the terms of the proposal, an entity which would hold the management group's stock would be merged with and into Market America, with Market America as the surviving corporation. All outstanding shares of Market America not already held by such management group will be acquired for a cash price of $8.00 per share.

          The merger is subject to approval of holders of a majority of the shares of Market America stock not held by the management group. A shareholders' meeting to consider the transaction will be scheduled after the necessary proxy materials are prepared.

          Market America is headquartered in Greensboro, North Carolina. The Company markets a wide range of consumer-oriented products and services through a network of over 80,000 Independent Distributors and UnFranchise(R) Owners in the United States, Canada, Puerto Rico, Guam and the Bahamas, with planned expansion into Australia and New Zealand. Its product lines currently include health and nutrition, personal and home care products, customized cosmetics and more.